Exhibit 4(h)

                                 ADDENDUM
                                    TO
                          STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option
Agreement dated                    , 199    (the "Option
Agreement") by and between Amdahl Corporation (the "Corporation")
and                      ("Optionee") evidencing the non-
statutory stock option granted on such date to Optionee under the terms of the Corporation's 1994 Stock Incentive Plan, and such provisions shall be effective immediately. Capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                           SPECIAL TAX ELECTIONS

          1.   Stock Withholding.  Optionee is hereby granted the
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election to have the Corporation withhold, at the time the option is exercised, a portion of the purchased Option Shares with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the applicable Federal, state and local income and employment tax withholding liability Optionee incurs in connection with the option exercise (the "Withholding Taxes").

               Optionee's exercise of the election must be effected in accordance with the following terms and conditions:

               a. The election must be made on or before the date the liability for the Withholding Taxes incurred in connection with the option exercise is determined (the "Tax
Determination Date"), and Optionee must designate in such election the percentage of the Withholding Taxes to be satisfied through the Corporation's withholding of a portion of the purchased Option Shares.

               b.   The election shall be irrevocable.

               c. The election shall be subject to the approval of the Plan Administrator, and none of the Option Shares shall actually be withheld in satisfaction of the Withholding Taxes incurred by Optionee in connection with the option exercise, except to the extent the election is approved by the Plan Administrator.

               d. The Option Shares withheld pursuant to the election shall be valued at Fair Market Value on the Tax
Determination Date.

               e.   In no event may the number of shares
requested to be withheld exceed in Fair Market Value the dollar amount of the Withholding Taxes incurred by Optionee in connection with the option exercise.

               If the stock withholding election is made by Optionee at the time when Optionee is an officer or director of the Corporation subject to the short-swing profit restrictions of
Section 16(b) of the Securities Exchange Act of 1934, as amended, then the following limitations, in addition to the preceding provisions, shall also be applicable:

               a. The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the Effective Date of this Addendum indicated below, and no Option Shares shall accordingly be withheld in connection with any Tax Determination Date which occurs before the expiration of such six (6)-month period.

               b. The stock withholding election must be made in accordance with the following limitations:

                    (1)  Such election must be made at least six
(6) months before the Tax Determination Date, or

                    (2)  Both the exercise of such election and
the exercise of the option must occur concurrently within a quarterly "window" period. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual summary statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

               c.   The six (6)-month periods specified in
clauses a. and b. shall not be applicable in the event of Optionee's death or permanent disability.

          2.   Stock Delivery.  Optionee is hereby granted the
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election to deliver, at the time the option is exercised, one or more shares of the Corporation's Common Stock previously acquired by Optionee (other than in connection with the acquisition triggering the Withholding Taxes) with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the Withholding Taxes incurred in connection with such option exercise.

               Optionee's exercise of the election must be effected in accordance with the following terms and conditions:

               a. The election must be made on or before the Tax Determination Date for the Withholding Taxes.

               b.   The election shall be irrevocable.

               c. The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares of Common Stock shall be accepted in satisfaction of the Withholding Taxes incurred by Optionee in connection with the option exercise, except to the extent the election is approved by the Plan Administrator.

               d.   The shares of Common Stock delivered in
satisfaction of the Withholding Taxes shall be valued at Fair
Market Value on the Tax Determination Date.

               e.   In no event may the number of delivered
shares exceed in Fair Market Value the dollar amount of the Withholding Taxes incurred by Optionee in connection with the exercise of the option.

          IN WITNESS WHEREOF, Amdahl Corporation has caused this
Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


          AMDAHL CORPORATION

          By

          Title



          OPTIONEE


EFFECTIVE DATE:                     , 199__